Exhibit 99.1

May 5, 2017

Pulmatrix Reports Q1 2017 Financial Results

LEXINGTON, MA – Pulmatrix, Inc. (NASDAQ: PULM) today reports its first quarter financial results.

“During the first quarter, we continued to make progress across our iSPERSE-based development pipeline of inhaled therapeutics and strengthened our balance sheet. With the closing of two registered direct offerings and through the use of our recently filed At-The-Market Sales Agreement, we raised net proceeds of approximately $9.7 million,” said Robert W. Clarke, Ph.D., chief executive officer of Pulmatrix.

Financials

As of March 31, 2017, Pulmatrix had $10.5 million in cash and cash equivalents, compared to $4.2 million as of December 31, 2016.

Pulmatrix generated no revenues in the first quarter of 2017, compared to $0.4 million for the first quarter of 2016. The decreased revenue was directly related to the conclusion of the clinical study funded under our collaboration agreement to develop PUR0200 for COPD.

Research and development expenses for the first quarter of 2017 were $1.7 million, compared to $3.4 million for the same period last year. The decrease was primarily due to decreases in clinical development costs and external service costs on the PUR1900 and PUR0200 projects. General and administrative expenses for the first quarter of 2017 were $1.6 million, compared to $2.4 million for the same period in 2016. The decrease was primarily due to a decrease in stock-based compensation expense.

Net loss for the first quarter of 2017 was $3.5 million compared to a net loss of $5.7 million in the same period last year. The decrease in net loss was attributable to the noted operating expense decreases.

About Pulmatrix

Pulmatrix is a clinical stage biopharmaceutical company developing innovative inhaled therapies to address serious pulmonary disease using its patented iSPERSE™ technology. The Company’s proprietary product pipeline is focused on advancing treatments for rare diseases, including PUR1900, an inhaled anti-fungal for patients with cystic fibrosis (CF) and severe asthma. In addition, Pulmatrix is pursuing opportunities in major pulmonary diseases through collaborations, including PUR0200, a branded generic in clinical development for chronic obstructive pulmonary disease (COPD). Pulmatrix’s product candidates are based on iSPERSE™, its proprietary dry powder delivery platform, which seeks to improve therapeutic delivery to the lungs by maximizing local concentrations and reducing systemic side effects to improve patient outcomes.

FORWARD-LOOKING STATEMENTS

Certain statements in this press release that are forward-looking and not statements of historical fact are forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company cautions that such statements involve risks and uncertainties that may materially affect the Company’s results of operations. Such forward-looking statements are based on the beliefs of management as well as assumptions made by and information currently available to management. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors, including but not limited to the ability to establish that potential products are efficacious or safe in preclinical or clinical trials; the ability to establish or maintain collaborations on the development of therapeutic candidates; the ability to obtain appropriate or necessary governmental approvals to market potential products; the ability to obtain future funding for developmental products and working capital and to obtain such funding on commercially reasonable terms; the Company’s ability to manufacture product candidates on a commercial scale or in collaborations with third parties; changes in the size and nature of competitors; the ability to retain key executives and scientists; and the ability to secure and enforce legal rights related to the Company’s products, including patent protection. A discussion of these and other factors, including risks and uncertainties with respect to the Company, is set forth in the Company’s annual report on Form 10-K filed by the Company with the Securities and Exchange Commission on March 10, 2017. The Company disclaims any intention or obligation to revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

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Financial Tables to Follow

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share data)

	At March 31, 2017	At December 31, 2016
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$10,541	$4,182
Prepaid expenses and other current assets	413	577

Total current assets	10,954	4,759
Property and equipment, net	722	786
Long-term restricted cash	204	204
Goodwill	10,914	10,914

Total assets	$22,794	$16,663

Liabilities and stockholders’ equity
Current liabilities:
Loan payable, net of debt discount and issuance costs	$2,661	$2,586
Accounts payable	235	747
Accrued expenses	1,439	1,317

Total current liabilities	4,335	4,650
Loan payable, net of current portion, debt discount and issuance costs	2,522	3,217
Derivative liability	35	35

Total liabilities	6,892	7,902

Stockholders’ Equity (Deficit):
Common stock, $0.0001 par value — 100,000,000 shares authorized; 18,475,202 and 14,850,526 shares issued and outstanding, including vested restricted stock units of 49,654 and 99,308, at March 31, 2017 and December 31, 2016, respectively	2	1
Additional paid-in capital	175,329	164,706
Accumulated deficit	(159,429)	(155,946)

Total stockholders’ equity (deficit)	15,902	8,761

Total liabilities, redeemable convertible preferred stock and stockholders’ equity	$22,794	$16,663

CONDENSED CONSOLIDATED RESULTS OF OPERATIONS

(unaudited)

(in thousands, except share and per share data)

	For the Three Months Ended March 31,
	2017	2016
Revenues	$—	$396
Operating expenses
Research and development	1,672	3,430
General and administrative	1,640	2,409

Total operating expenses	3,312	5,839

Loss from operations	(3,312)	(5,443)
Interest expense	(187)	(223)
Other income (expense), net	16	(3)

Net loss	$(3,483)	$(5,669)

Net loss per share attributable to common stockholders, basic and diluted	$(0.21)	$(0.38)

Weighted average shares used to compute basic and diluted net loss per share attributable to common stockholders	16,791,362	14,754,484

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Investor Contact

Robert Clarke, CEO	William Duke, CFO
(781) 357-2333	(781) 357-2333
rclarke@pulmatrix.com	wduke@pulmatrix.com